Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Agreement between LESCO, Inc. and Richard F. Doggett, the Stock Option Agreement between LESCO, Inc. and Timothy M. Peterson, and the Stock Option Agreement between LESCO, Inc and Michael A. Oravec, of our report dated February 1, 2003, with respect to the consolidated financial statements and schedules of LESCO, Inc. as of December 31, 2002 and for the year then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
August 24, 2005